Exhibit 99.1

Gulf Island Fabrication, Inc. Reports First Quarter Earnings

HOUMA, La.--(BUSINESS WIRE)--April 21, 2010--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $4.5 million ($.31 diluted EPS) on revenue of $69.3 million for its first quarter ended March 31, 2010, compared to net income of $6.2 million ($.43 diluted EPS) on revenue of $85.0 million for the first quarter ended March 31, 2009.

The company had a revenue backlog of $144.6 million and a labor backlog of approximately 1.5 million man-hours remaining to work, which consist of work remaining at March 31, 2010 and commitments received through April 21, 2010.

SELECTED BALANCE SHEET INFORMATION
(in thousands)
	March 31,	December 31,
	2010	2009
Cash, cash equivalents and short-term investments	$13,200	$8,751
Total current assets	136,962	114,129
Property, plant and equipment, at cost,net	198,459	200,459
Total assets	347,537	333,430
Total current liabilities	43,178	33,628
Debt	0	0
Shareholders' equity	278,332	273,801
Total liabilities and shareholders' equity	347,537	333,430

The management of Gulf Island Fabrication, Inc. will hold a conference call on Thursday, April 22, 2010 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended March 31, 2010. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.211.4435. A digital rebroadcast of the call is available two hours after the call and ending May 6, 2010 by dialing 1.888.203.1112, replay passcode: 1200664.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), “SPARs”, “FPSOs”, “MinDOCs”, piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs , SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009

Revenue	$69,259	$84,999
Cost of revenue	61,821	73,240
Gross profit	7,438	11,759
General and administrative expenses	2,097	2,224
Operating income	5,341	9,535

Other income (expense):
Interest expense	(17)	(17)
Interest income	970	20
Other	746	-
	1,699	3

Income before income taxes	7,040	9,538

Income taxes	2,535	3,338

Net income	$4,505	$6,200

Per share data:

Basic earnings per share - common shareholders	$0.31	$0.43

Diluted earnings per share - common shareholders	$0.31	$0.43

Weighted-average shares	14,312	14,293
Effect of dilutive securities: employee stock options	11	8
Adjusted weighted-average shares	14,323	14,301

Depreciation and amortization included in expense above	$4,811	$4,517

Cash dividend declared per common share	$0.01	$0.10

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Robin A. Seibert, 985-872-2100
Chief Financial Officer